Calculation of Filing Fee Tables

Form S-1

(Form Type)

IMA Tech

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, $0.001 par value per share	457(a)	4,000,000	$0.03	$120,000	0.00011020	$14
Fees Previously Paid
Total Offering Amounts						$120,000		$14
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$14

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act.

(3)	Offering price has been arbitrarily determined by the Board of Directors.